UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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GELTECH SOLUTIONS, INC.

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Dear Shareholder,

GelTech Solutions continues to transition from a research and development operation to a revenue-generating, marketing and business enterprise. We’ve developed a variety of technologies that will have a positive impact on our world; and that in terms of science and engineering are significantly better than today's standard practices in a variety of fields.

Over the past 2 ½ years, the company developed and has begun executing a comprehensive strategy to bring these technologies to the marketplace, thereby addressing the issue of commercializing our technology. The result is a company more capable of building shareholder value.

The first step was intensifying our focus on a handful of our products that are market-ready. While we currently possess many additional innovative technologies, we are devoting our resources to the products we believe will deliver strong sales in the near future.

The purpose of this shareholder letter is to provide an update on where we are going as an organization.  We certainly hope you are as excited as we are about the direction and potential of the company.

Product Line Overview:

FireIce®

Our flagship product, FireIce® is a revolutionary, third-generation, eco-friendly firefighting chemical with an almost unbelievable range of capabilities. It has been extensively tested for years by Kinetrics Lab in Toronto, Con Edison in N.Y., by the U.S. Forest Service and several other labs and clients with impressive results. FireIce® is cost effective, non-toxic, non-corrosive, environmentally friendly, and can be used both as a suppressant and retardant.  In addition, we have developed cost effective solutions to allow FireIce® to be deployed from most existing fire equipment, including: fire engines, hydrants, nozzles and pressurized water cans. FireIce® can be effectively used on:

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Wildland fires

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Class A / structure fires

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Electrical Fires in excess of 50Kv / 40KA

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Metal fires (including magnesium, titanium, calcium, potassium and lithium)

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Car and calcium battery fires

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Lithium Battery fires which to our knowledge is the only liquid-based product (therefore usable in fire extinguishers) that can extinguish these fires

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Tire fires

FireIce® is sold in a variety of blends and packaging designed to best suit our customers, including buckets for firefighting and small refill bottles designed for our FireIce® Fire Extinguisher.  We also offer proprietary colorant blends that are used in airtankers for wildland fires.

FireIce Shield®

We modified our FireIce® product to formulate FireIce Shield®, a unique personal and asset protection gel that is easily applied and provides a lasting and protective layer on any medium to protect adjacent surfaces while soldering, welding and blazing. It can also reduce the risk of accidental charring, burning or igniting of flammable materials, and protects surrounding surfaces from heat transfer, sparks and flame while using torch or welding equipment. FireIce Shield® is offered in a variety of delivery systems, including spray bottles and several sizes of pressurized cylinders. These cylinders were specially designed for first responders and law enforcement, and there is no other solution on the market today like them.

After the initial success of FireIce Shield®, GelTech researchers developed FireIce Shield® CTP, which is specifically designed for use when cutting and welding repairs are being made on communication towers. FireIce Shield® CTP protects surfaces and cables from heat transfer, sparks and flame from the welder’s torch. It also contains an advanced, colorized formulation specifically designed for better adhesion to slippery cables and tower components.

The Soil2O® Suite – For Agriculture, Mining and Construction

Soil2O® Dust Control is an eco-friendly polymer that works by penetrating the soil profile to trap and retain water, slowing evaporation into the atmosphere and percolation into the ground. It is easily applied using conventional water trucks, without leaving any odors or residues, and does not contain caustic or corrosive chemicals found in most dust control products. Soil2O® Dust Control applications can be driven on by heavy construction and track equipment, unique among dust-control solutions. It is budget-friendly, easy to use, and supports all PM10 EPA particulate matter requirements. Soil2O® Dust Control can effectively cut the amount of water required for dust control on roads, mining facilities, construction sites, farms and more.  This saves customer’s money by reducing fuel expense, labor and equipment maintenance.

Soil2O® Soil Cap was developed for situations where a one-time dust control application is required.  Soil Cap is an environmentally friendly liquid polymer that forms a crust on the surface, preventing wind-blown dust and soil erosion.  Soil Cap technology penetrates and bonds with soil, creating a durable and waterproof shell.  Applications for Soil Cap include securing dust on large tracts of land, dirt pile stabilization, mining, erosion control.  It is very easy to apply using standard water truck equipment, and leaves no harmful residue on equipment.

Soil2O® Topical is a unique, cross-linked co-polymer specifically developed for water retention for plants and crops. Soil2O® Topical acts like millions of tiny, eco-friendly sponges.  These micro-sponges hold up to 400 times their weight in water and release 95% of that water back to the root zone of the plant or soil upon plant demand. Use of Soil2O® cuts the amount of water needed and reduces irrigation by up to 50%. It’s safe for pets, kids and the environment.

Soil2O® Granular.  Completing the Soil2O® suite of products is Soil2O® Granular, a complementary product to our Topical as it is used in pre-planting applications.  Granular was designed to last a long time, with an effective period of five years.  When used, Granular retains both water and nutrients at the root level, allowing the plant to thrive and grow with less irrigation.

GT-W14

Our GT-W14 products are industrial-grade polymer absorbents designed for use in environments where oils and solvents are used. It has the ability to absorb and encapsulate a wide array of fluids quickly and with significantly less volumes than virtually any other absorbent. This is especially important for disposal, as it picks up oils, acids and many other fluids with no adverse reactions. It also makes many accelerants less flammable by significantly reducing the emitted vapors.  When added to many fluids, GT-W14 makes them less dangerous on the hazard scale and neutralizes the pH of several acids and bases with no adverse chemical reactions, which is a significant benefit for our customers.

Market Outlook:

To market these products, we arranged our business into four distinct divisions based largely on the consumers which our product lines serve:

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Wildland Fire for both aerial and ground operations

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Agriculture, Mining, and Construction

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Utilities & Industrial

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Municipal Fire

Each of these segments can benefit greatly from our products, and we believe that these markets are sizable enough for our fire-suppressant products to justify our attention.

Wildland Fire

2015 was a year of impressive growth for our Wildland Fire division, with a number of state and federal agencies evaluating and adopting FireIce® into their wildland fire programs.  The Wildland Fire team worked closely with these agencies during the implementation period, providing training and assistance to ensure the success of the programs.  During the 2015 fire season, eight major agencies evaluated or implemented FireIce® into their airtanker programs, and we estimate that nearly 500 missions were flown.  There were an additional five agencies that evaluated or implemented the product into ground engine programs.

Penetration into the wildland fire market has been a difficult road, as it is an industry with high barriers of entry and long lead times.  However, the FireIce® solution has proven to deliver agencies an eco-friendly product with the benefits of superior performance, cost effectiveness and enhanced safety.

In addition to the customer agencies we are working with, there are a number of new agencies that are planning evaluation programs over the next one to two years.  Market adoption has significantly helped the sales team acquire new agency customers, and several agencies have published positive reports on their evaluations.  Lead times for developing these sales have been long, anywhere from one to three years, but with increasing market adoption, we expect that time-line to continually shrink. Securing long term contracts with state and federal agencies is extremely important to the long-term growth plan of the company as they provide recurring revenue.

Agriculture, Mining, and Construction

We believe these industries have needs that our full range of products can address. Fires pose obvious threats in mining and construction, and can be devastating to agricultural stockpiles.  Agriculture will benefit greatly from our Soil2O® suite of products, and the Soil2O® Dust Control and Soil Cap products have clearly defined uses in mining and construction. Finally, GT-W14 can help clean up even the dirtiest messes, and these are the industries that can create them.

Utilities & Industrial

When it comes to utilities, our focus is on fire suppression using FireIce®, especially for those types of fires that are unique to that industry. Currently, five utilities use GelTech products in three different cities to deal with manhole fires and fire events that can have serious implications for electrical services such as transformer and substation fires. Two more utilities are using our products in above ground situations, one of these operates in seven different states. We have completed pilot projects in New York and Boston.

For suppressing manhole fires, we created the Emergency Manhole FireIce® Distribution System. When a manhole fire occurs, the temperatures are so great, a couple thousands degrees, that the ladders the workers could use to escape actually melt. The EMFIDS is designed to coat the ladder and worker with our FireIce® retardant, preventing the ladder from melting and adding precious minutes to allow utility personnel to reach safety while protecting them from severe burns.

Cell phone towers and/or expensive cables, surprisingly, catch fire with some frequency. We are currently working with one client that has approximately 60,000 towers, and there are over 250,000 towers in the U.S. alone. They cost on average $150,000 to rebuild, if a permit can even be obtained, and can be leased for about $45,000 a year. In other words, a burning tower costs money.  Using FireIce Shield® CTP to protect the towers during maintenance greatly reduces the risk of fire.

Municipal Fire

Lastly, we have our municipal division. Having the opportunity to place our products where fire is a potential hazard, including schools and other public buildings, police and fire departments, hospitals, construction zones, and other places, is an immense growth opportunity for this segment. Unlike the utilities and cell phone tower industries, however, this market is highly fragmented:  there are few utilities and cell phone tower companies, but approximately 28,000 municipalities in the U.S. We believe this market will be worth developing, but that development will take time.

To accelerate the sales process to the greatest degree possible, we granted an exclusive distribution agreement in September to FireIce® Solutions headquartered in Alton, NH. FireIce Solutions was formed to distribute FireIce® to first responders and other rescue personnel as a safe, non-toxic, more effective alternative to conventional firefighting methods. FireIce Solutions is the exclusive authorized distributor of FireIce® to fire departments, police departments, emergency medical services and other first responders throughout the United States. They have significant minimum requirements to keep that exclusivity.

Those are our products and our sales divisions, and that brings us to the recent activities related to running the company.

Company Funding

Since July 2015, I have provided GelTech with approximately $1.7 million in new convertible debt funding, which demonstrates my commitment to the success of the company. That has been supplemented by a $10 million stock purchase agreement made in August with Lincoln Park Capital Fund. Thus far, we have received approximately $200,000 of that total.

Finally, in October, our stock trading moved to the OTCQB, and we retained the investor relations firm of Porter, LeVay and Rose to advise us on investor communications. We remain committed towards strong transparency and growing relationships with an expanded shareholder base.

GelTech has transformed itself from a research operation to a commercial enterprise in the last several months. There is a lot still to do, and we are excited about our potential. We know it will take a great deal of effort to realize that potential in full, but the promise of what our technologies can do inspire us to do what it takes to bring them to market.

All of this stems from the support and faith you as a shareholder have placed in our researchers, our managers and our salespeople. For that, we are extremely thankful.

Regards,

Michael Reger

President, GelTech Solutions

Cautionary Note Regarding Forward Looking Statements

This shareholder letter contains forward-looking statements including the potential market for our products. Forward-looking statements can also be identified by words such as “targets,” “expects,” “believes,” “anticipates,” “intends,” “may,” “will,” “plan,” “continue,” “forecast,” “remains,” “would,” “should,” and similar expressions. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance and results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the reluctance of potential customers to accept new products.

Further information on our risk factors is contained in our filings with the Securities and Exchange Commission, including the Form 10-K for the year ending June 30, 2015 filed on September 21, 2015.  Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.